Exhibit A(11)(b)
Resolutions/Certifications and Statements of Authority

Nationwide Variable Insurance Trust

Nationwide Variable Insurance Trust

Action by Written Consent of the Board of Trustees

The undersigned, being a majority of the members of the Board of Trustees of Nationwide Variable Insurance Trust, a Delaware statutory trust, consent to and adopt the following votes:

RESOLVED, That the filing on behalf of the Nationwide Variable Insurance Trust (the “Trust”) with the Securities and Exchange Commission of the application for the Order of Exemption pursuant to Section 17(b) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) from Section 17(a) of the Investment Company Act with respect to the in-kind transactions proposed to effectuate the substitution of certain series of the Trust for shares of other registered investment companies, each of which is currently used as an underlying investment option for certain variable annuity contracts and/or variable life insurance policies issued by Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company, Nationwide Life Insurance Company of America, and Nationwide Life and Annuity Company of America be and hereby is, authorized and approved.  This resolution is limited to the application for the Order of Exemption under Section 17(b) and does not relate to the application for the Order of Approval under Section 26(c); and further

RESOLVED, That the officers of the Fund be, and they hereby severally are, authorized to take any and all such actions as they deem necessary or advisable to implement and carry out the foregoing resolutions.

This Written Consent may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single document.

Dated:                      February __, 2009                                               ______________________________
Charles E. Allen, Trustee

Dated:                      February 18, 2009                                              /s/ Paula H.J. Cholmondeley _________
Paula H.J. Cholmondeley, Trustee

Dated:                      February 18, 2009                                               /s/ C. Brent Devore ________________
C. Brent Devore, Trustee

Dated:                      February 19, 2009                                               /s/ Phyllis Kay Dryden _____________
Phyllis Kay Dryden, Trustee

Dated:                      February 19, 2009                                               /s/ Barbara L. Hennigar _____________
Barbara L. Hennigar, Trustee

Dated:                      February 18, 2009                                               /s/ Barbara I. Jacobs ________________
Barbara I. Jacobs, Trustee

Dated:                      February 19, 2009                                               /s/ Douglas F. Kridler________
Douglas F. Kridler, Trustee

Dated:                      February 17, 2009                                               /s/ David C. Wetmore _______________
David C. Wetmore, Trustee and Chairman